Exhibit 99.1

ASTROTECH REPORTS FIRST QUARTER OF FISCAL YEAR 2020

FINANCIAL RESULTS

Austin, Texas – November 13, 2019 – Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the first quarter of fiscal year 2020, which ended September 30, 2019.

The beginning of fiscal 2020 has been pivotal for the Company’s development of its mass spectrometry technology. 1st Detect completed numerous domestic and international product demonstrations and field trials where the TRACER 1000™ outperformed antiquated ion mobility spectrometry (IMS) based explosives trace detectors (ETDs). Among these demonstrations was a field trial with Finavia, one of the world’s leading airport operators. The Finavia case study is available on our website at https://www.1stdetect.com/finavia-cs/ and further demonstrates that the TRACER 1000 outperforms IMS-ETDs. The TRACER 1000 does not confuse common household products with explosives, has a virtually unlimited threat library, and delivers near 100% up-time. IMS-ETDs, in contrast, are hampered by high false alarms, have a limited threat library, and exhibit significant down-time.

The Company also launched Agriculture Technology Corporation (AG-TECH) and introduced the AG-LAB-1000™ series of mass spectrometers to address the needs of the agriculture market. With minimal additional R&D required, this introduction was largely in response to a growing concern in the hemp and cannabis market regarding the detection of pesticides in the field or greenhouse. We believe there are currently no other ruggedized instruments in the field that can detect pesticides at parts per billion (ppb) in real-time.

First Quarter Fiscal Year 2020 Financial Highlights

Management continues efforts to optimize our resources while reducing cost and adding financial flexibility.

•	Operating expenses decreased $190 thousand, or 8.5%, during the first quarter of fiscal 2020, compared to the first quarter of fiscal 2019, due to an ongoing emphasis on cost reduction.
•	Monthly cash burn for this quarter has been reduced to approximately $610 thousand, an 19.9% reduction from our cash burn rate in the first quarter of fiscal year 2019.
•	In September 2019, Astrotech completed an investment from its Chairman and CEO of a $1.5 million secured promissory note.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AG-TECH develops, manufactures, and sells chemical analyzers for use in the agriculture market. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2019	2018
Revenue	$1	$33
Cost of revenue	—	11
Gross profit	1	22
Operating expenses:
Selling, general and administrative	1,202	1,144
Research and development	855	1,103
Total operating expenses	2,057	2,247
Loss from operations	(2,056)	(2,225)
Interest and other expense, net	(12)	(13)
Loss from operations before income taxes	(2,068)	(2,238)
Income tax benefit	—	—
Net loss	$(2,068)	$(2,238)
Weighted average common shares outstanding:
Basic and diluted	5,591	4,073
Basic and diluted net loss per common share:
Net loss	$(0.37)	$(0.55)
Other comprehensive loss, net of tax:
Net loss	$(2,068)	$(2,238)
Available-for-sale securities:
Reclassification adjustment for realized loss	—	31
Total comprehensive loss	$(2,068)	$(2,207)

ASTROTECH CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2019	June 30, 2019
	(Unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$1,579	$1,588
Accounts receivable	3	3
Inventory:
Raw materials	121	150
Work-in-process	209	181
Income tax receivable	643	429
Prepaid expenses and other current assets	338	371
Total current assets	2,893	2,722
Property and equipment, net	409	469
Operating leases, right-of-use assets	1,527	—
Long-term tax receivable	214	429
Other assets	72	72
Total assets	$5,115	$3,692
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	99	160
Payroll related accruals	388	319
Accrued expenses and other liabilities	290	357
Income tax payable	2	2
Term note payable - related party	1,500	—
Operating lease liabilities - current	237	—
Total current liabilities	2,516	838
Operating lease liabilities, non - current	1,304	—
Other liabilities	—	146
Total liabilities	3,820	984
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 shares of Series C and 280,898 shares of Series D issued and outstanding at September 30, 2019 and June 30, 2019, respectively	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized; 6,188,198 and 6,184,698 shares issued at September 30, 2019 and June 30, 2019, respectively; 5,926,137 and 5,775,171 shares outstanding at September 30, 2019 and June 30, 2019, respectively	190,597	190,571
Treasury stock, 399,916 shares at cost at September 30, 2019 and June 30, 2019, respectively	(4,129)	(4,129)
Additional paid-in capital	8,363	7,964
Accumulated deficit	(193,536)	(191,698)
Total stockholders’ equity	1,295	2,708
Total liabilities and stockholders’ equity	$5,115	$3,692

Note: The balance sheet at June 30, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the United States generally accepted accounting principles for complete financial statements.